November 5, 2013 1st Quarter 2014 Earnings Call

Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

1st Quarter 2014 Financial Highlights Sales volume of 62,035 MT in the first quarter, down 4% from the prior quarter. Excluding the impact of the lockout at our Becancour, Canada facility, volume is up 4% from the prior quarter. Adjusted EBITDA for the first quarter was $21.4 million. Adjusted diluted earnings per share for the first quarter was $0.08. Cash flow from operations of $38.7 million, up from $33.0 million in the prior quarter. Net cash increased 80% from the end of FY 2013 to $54.1 million. The company realized continued improved operating efficiencies in the first quarter, following the completion of maintenance outages and other cost saving initiatives. 1

Adjusted Income Statement Summary 2

1st Quarter 2014 Special Items 3

1st Quarter 2014 Reported Results 4

Sequential Quarter Adjusted EBITDA Bridge 5 Sequential EBITDA Bridge, $m

Cash Flow Overview – Net Cash Bridge 6 Cash Flow Bridge, $m

November 5, 2013 1st Quarter 2014 Earnings Call